Exhibit 99.5

To:

Apex Glory Holdings Limited (“Holder”)

2255 Tongyin Street, Kuiwen District

Weifang, Shandong Province, the PRC

From:

BaiJiaYun Limited (the “Company”)

2C, Block 2, Zhongguancun Software Park, Haidian District

Beijing, the PRC

Date: December 6, 2022

Dear Sirs

Reference is made to the letter (the “Letter”) dated October 7, 2022 between the Company and Holder, pursuant to which a total number of 605,147 ListCo Ordinary Shares held by Holder were exempted from, and Holder was entitled to transfer up to such number of ListCo Ordinary Shares without subject to, Section 1(a) of the Lock-up Agreement. Any capitalized term used but not defined in this notice (this “Notice”) shall have the meaning ascribed to such term in the Letter.

In consideration of the mutual interests of the Company and Holder to maintain at least the Public Float Requirement, the Company hereby agrees to include an additional number of 1,122,979 ListCo Ordinary Shares held by Holder as Exempted Securities pursuant to paragraph 2(ii) of the Letter, upon which all ListCo Ordinary Shares currently held by Holder will become the Exempted Securities.

For the avoidance of doubt, this Notice shall not constitute an amendment, modification or waiver of any other provisions of the Letter and the Lock-up Agreement not expressly referred to herein.

Section 2 (Miscellaneous) of the Lock-up Agreement shall apply mutatis mutandis to this Notice.

(Signature Page Follows)

BaiJiaYun Limited

/s/ Gangjiang Li
Name: Gangjiang Li
Title: Director

Signature Page